Exhibit 99.1

LifeCell

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Steven T. Sobieski	Kevin McGrath
Chief Financial Officer	Cameron Associates
(908) 947-1106	(212) 245-8800
ssobieski@lifecell.com	kevin@cameronassoc.com

LIFECELL APPOINTS DR. BRUCE LAMB AS SENIOR VICE PRESIDENT
DEVELOPMENT, REGULATORY AFFAIRS & QUALITY

BRANCHBURG, NJ, April 4, 2005 -- LifeCell Corporation (NASDAQ: LIFC), today announced the appointment of Dr. Bruce Lamb to the position of Senior Vice President, Development, Regulatory Affairs & Quality. Dr. Lamb joined LifeCell from Ethicon, Inc. where he most recently served as Vice President, Biosurgical Research and Development.

"We are pleased to have Bruce join our executive management team," said Paul Thomas, LifeCell's President and Chief Executive Officer. "His broad technical expertise, combined with his demonstrated track record in product development, will be invaluable to LifeCell as we continue to build our leadership position in regenerative medicine."

Dr. Lamb began his career with Pfizer Hospital Products group as a Research Scientist in 1985. While at Pfizer, he focused on developing products based on novel polymers. In 1991, Dr. Lamb joined ConvaTec, a subsidiary of Bristol-Myers Squibb, as Manager of the Ostomy Device Design unit. During his eight years with ConvaTec, he was directly responsible for the development and launch of several new materials including bringing in-licensed wound care technology to market on a global basis. Dr. Lamb joined Ethicon, Inc., a division of Johnson & Johnson, in 1999 as Program Director, Growth Technologies. Shortly after joining he was promoted to Director, Research and Development and assumed responsibility for the hemostasis and wound drainage product lines. In 2001, Dr. Lamb was promoted to Vice President, Worldwide Research & Development, Johnson & Johnson Wound Management. In 2003, his responsibilities were expanded to include development of biosurgical products across business unit lines. Dr. Lamb earned his B.S. degree in Chemistry from Bradley University, his M.S. degree in Chemistry from the University of Wisconsin and his Ph.D. in Polymer Chemistry from the State University of New York in Syracuse.

About LifeCell

LifeCell develops and markets products made from human tissue for use in reconstructive, urogynecologic and orthopedic surgical procedures to repair soft tissue defects. The Company's patented technology produces a unique regenerative human tissue matrix -- a complex three-dimensional structure that contains vascular channels, proteins and growth factor binding sites -- that provides a complete template for the regeneration of normal human tissue. LifeCell’s current products include: AlloDerm®, for plastic reconstructive, general surgical, burn and periodontal procedures; Cymetra®, a particulate form of AlloDerm; Repliform®, for urogynecologic procedures; GraftJacket® and GraftJacket®Xpress for orthopedic applications and lower extremity ulcerations; and AlloCraft™DBM, for bone grafting procedures. LifeCell markets AlloDerm for plastic reconstructive, general surgical and burn applications through its direct sales organization. The Company’s strategic sales and marketing partners include: Boston Scientific Corporation for Repliform, Wright Medical Group for GraftJacket, Stryker Corporation for AlloCraftDBM and BioHorizons Implant Systems, Inc. for periodontal applications of AlloDerm. The Company's ongoing research and product development strategy is focused on extending the utilization of its regenerative tissue matrix into other therapeutic areas and investigating the application of its core technology to other tissues. Visit the LifeCell website at www.lifecell.com.

###